Exhibit 16.1

January 18, 2011

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Commissioners:

We have read and agree with the comments contained in Item 4.01 to Form 8-K of Keyuan Petrochemicals, Inc., dated January 18, 2011, as they relate to our firm.  We consent to the inclusion of this letter to be filed as Exhibit 16.1 in the Form 8-K.

Regards,

Patrizio & Zhao, LLC
Certified Public Accountant and Consultants

Parsippany, New Jersey
January 18, 2011